Exhibit 10-94















                             CENTRAL MAINE POWER COMPANY
                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                  As Amended and Restated Effective January 1, 1993

                                       PREAMBLE

               The primary objective of the Central Maine Power Company Supplemental Executive Retirement Plan is to provide a competitive level of retirement income in order to attract and retain selected executives. The plan is designed to provide a benefit which, when added to other retirement income of an executive, will meet this objective. Participation in the plan shall be limited to senior officers of the Company who are selected by the Board of Directors. This plan is effective as of January 1, 1993.


                                      ARTICLE I

                                     Definitions

               1.1 "Basic Plan" shall mean the Retirement Income Plan for Non-Union Employees of Central Maine Power Company, as amended from time to time.

               1.2 "Basic Plan Benefit" shall mean the amount of benefit payable annually from the Basic Plan to the Participant in the form of a Single Life Annuity.

               1.3 "Benefit Service" shall mean benefit service as defined in the Basic Plan.

               1.4 "Board" or "Board of Directors" shall mean the Board of Directors of Central Maine Power Company.

               1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

               1.6 "Committee" shall mean the Compensation and Benefits Committee of the Board of Directors.

               1.7  "Company" shall mean Central Maine Power Company.

               1.8 "Credited Service" shall mean credited service as defined in the Basic Plan.

               1.9 "Earnings" shall mean a Participant's earnings as defined in the Basic Plan, but determined without regard to those provisions in the Basic Plan incorporating the limits of Section 401(a)(17) of the Code, and including amounts deferred by the Participant under any elective deferred compensation plan maintained by the Company and any amounts received by the Participant from the Executive Incentive Plan.

               1.10 "Effective Date" shall mean January 1, 1993.

               1.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               1.12 "Final Average Earnings" shall mean the average of a Participant's highest thirty-six (36) consecutive months of Earnings while employed by the Company.

               1.13 "Participant" shall mean an employee of the Company who is a member of the select group of management employees identified in Schedule A, attached hereto and made a part hereof, and who is vested under the Basic Plan.

               1.14 "Plan" shall mean the Central Maine Power Company Supplemental Executive Retirement Plan as set forth herein and hereafter amended.

               1.15 "Retirement" shall mean the termination of a Participant's employment with the Company and the commencement of benefit payments under the Plan.

               1.16 "Retirement Date" shall mean one of the dates specified in Article II.

               1.17 "Single Life Annuity" shall mean a series of equal monthly payments, beginning on the Participant's Retirement Date and ending with the monthly payment immediately preceding the Participant's death.

               1.18 "Surviving Spouse" shall mean the surviving spouse of the Participant but only if the Participant and the surviving spouse had been married throughout the one-year period ending on the date of the Participant's death. A former spouse will be treated as the Surviving Spouse with specific reference to this Plan only to the extent provided under a qualified domestic relations order as described in Section 206(d)(3) of ERISA and applicable regulations thereunder.


                                      ARTICLE II

                               Eligibility for Benefits

               A Participant is eligible to retire from the Company and receive a benefit under the Plan beginning on one of the following dates:

               2.1 "Normal Retirement Date," which is the first day of the month coinciding with or next following the date on which the

          Participant reaches age 65.

               2.2 "Early Retirement Date," which is the first day of any month, prior to the Participant's Normal Retirement Date, coinciding with or following the date on which the Participant has both reached age 55 and completed five (5) years of Credited Service.

               2.3 "Deferred Retirement Date," which is the first day of the month, after the Participant's Normal Retirement Date, coinciding with or next following the date on which the Participant terminates employment with the Company.

               The benefit to which the Participant will be entitled upon his or her Retirement Date shall be determined in accordance with
          Article III.


                                     ARTICLE III

                              Supplemental Plan Benefits

               3.1 Retirement Benefit. On Retirement a Participant shall be entitled to an annual benefit under this Plan equal to the amount determined under subsection (a) less the amounts determined under subsections (b), (c), and (d):

                    (a) 2.6% of the Participant's Final Average Earnings, multiplied by--

                         (i) the Participant's completed years of Benefit Service (excluding any partial years), not in excess of 25; and

                         (ii) except as provided in Section 3.2, if a Participant retires before age 62, the applicable early retirement reduction factor specified in the Basic Plan.

                    (b) 100% of the Participant's Basic Plan Benefit, determined in accordance with all applicable provisions of the Basic Plan.

                    (c) 100% of the amount payable annually as a Single Life Annuity that is the actuarial equivalent of the Participant's retirement benefit under any other nonqualified retirement plan of (or employment agreement with) the Company, determined in accordance with all applicable provisions of the nonqualified retirement plan or employment agreement, as the case may be.

                    (d) 100% of the amount payable annually as a Single Life Annuity that is the actuarial equivalent of any amount released to the Participant under any split-dollar life insurance agreement with the Company.

               For purposes of this Section, actuarial equivalence shall be determined in accordance with the actuarial assumptions specified in the Basic Plan.

               3.2 Disability Retirement Benefit. If a Participant retires before age 62 with a disability benefit payable from the Basic Plan, the amount determined under subsection (a) of Section
          3.1 shall not be reduced by the application of any early retirement reduction factor.

               3.3 Pre-Retirement Death Benefit. If a Participant dies prior to the date his or her Retirement benefits commence under this Plan, a death benefit shall be payable to his or her Surviving Spouse in an amount equal to fifty percent (50%) of the amount the Participant would have received under the Plan had he or she been eligible to and elected early retirement the day before the date of his or her death with a benefit payable in the form of a qualified joint and survivor annuity, as described in the Basic Plan.

               3.4 Post-Retirement Death Benefit. If the Participant dies after his or her Retirement benefits commence under this Plan a death benefit shall be payable only to the extent that such benefit is provided under the form of benefit payment in effect under Section 3.5.

               3.5 Payment of Benefits. The benefits payable under the Plan shall be paid at such time and in such form as the benefits payable under the Basic Plan that the benefits payable hereunder are intended to supplement, unless the Committee shall otherwise determine. No benefit shall be paid hereunder until an application shall be made to the Committee in writing. In addition, the Committee may require an applicant for a benefit hereunder to furnish such information as it may reasonably request, and may delay the commencement of benefits, if necessary, until such information is made available.


                                      ARTICLE IV

                                    Administration

               4.1 The complete authority to control and manage the operation and administration of the Plan shall be placed in the Committee. The Committee shall have sole discretion to construe the Plan and to determine all questions relating to eligibility for and entitlement to benefits. Further, the Committee shall have the sole discretion to determine the time and form of benefit payments under the Plan.

               4.2 Subject to the provisions of this Plan, the Committee from time to time may establish rules for the administration and interpretation of the Plan. The determination of the Committee as to any disputed questions shall be conclusive. All actions, decisions and interpretations of the Committee in administering the Plan shall be performed in a uniform and nondiscriminatory manner.

               4.3 If an application for a benefit ("claim") is denied by the Committee, the Committee shall give written notice of such denial to the applicant, by certified or registered mail, within 60 days after the claim was filed with the Committee; provided, however, that such 60-day period may be extended to 120 days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the claim. Such denial shall set forth:

                    (a)  the specific reason or reasons for the denial;

                    (b) the specific Plan provisions on which the denial is based;

                    (c) any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

                    (d) an explanation of the Plan's claim review procedure.

          Following receipt of such denial, the applicant or his or her duly authorized representative may:

                    (a) request a review of the denial by filing written application for review with the Committee within 60 days after receipt by the applicant of such denial;

                    (b) review documents pertinent to the claim at such reasonable time and location as shall be mutually agreeable to the applicant and the Committee; and

                    (c) submit issues and comments in writing to the Committee relating to its review of the claim.

               The Committee shall, after consideration of the application for review, render a decision and shall give written notice thereof to the applicant, by certified or registered mail, within 60 days after receipt by the Committee of the application for review; provided, however, that such 60-day period may be extended to 120 days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the application for review. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

               4.4 Any act that the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of such majority, expressed from time to time by a vote at a meeting or in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

               4.5 The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do.

               4.6 The Committee may employ counsel and other agents, may delegate ministerial duties to such agents or to employees of the Company and may procure such clerical, accounting, actuarial, consulting and other services as it may require in carrying out the provisions of the Plan.

               4.7 The Company shall indemnify and save harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the By-Laws of the Company.


                                      ARTICLE V

                                    Miscellaneous

               5.1 The Board may at any time, in its sole discretion, terminate this Plan or amend the Plan in whole or in part. No such termination or amendment shall have the effect of retroactively reducing any benefit, based on a Participant's Benefit Service, Credited Service, and Earnings as of the date of such termination or amendment, or restricting any right of a Participant, retired Participant, Surviving Spouse, or other person or estate entitled to benefits hereunder.

               5.2  Nothing contained herein will confer upon any

          Participant the right to be retained in the service of the Company or any other right not expressly provided for herein, nor will the existence of this Plan impair the right of the Company to discharge or otherwise deal with a Participant.

               5.3 This Plan is unfunded for purposes of the Code and ERISA and is not intended to meet the requirements of Section 401(a) of the Code. This Plan constitutes a mere promise by the Company to make benefit payments in the future, and the Participant hereunder shall have no greater rights than a general, unsecured creditor of the Company.

               5.4 To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

               5.5 Each Participant shall receive a copy of this Plan and the Committee will make available for inspection by the Participant a copy of any rules and regulations adopted by the Committee in administering the Plan.

               5.6 This Plan is established under and will be construed according to the laws of the State of Maine, except to the extent such laws may be preempted by ERISA.

               IN WITNESS WHEREOF, Central Maine Power Company has caused this document to be executed by its duly authorized officer on this twentieth day of October, 1993.

                                        CENTRAL MAINE POWER COMPANY



                                        By:       Carlton D. Reed, Jr.
                                                  Chairman of the Board














                                      SCHEDULE A




          Arthur W. Adelberg
          Senior Vice President,
          Law and Governmental Relations

          Richard A. Crabtree
          Senior Vice President,
          Customer Services and Division Operations

          Matthew Hunter
          President and Chief Executive Officer

          David T. Flanagan
          Executive Vice President

          Donald F. Kelly
          Senior Vice President,
          Production, Engineering and Power Supply

          David E. Marsh
          Senior Vice President, Finance
          and Chief Financial Officer